THIS NOTE AND ANY SECURITIES TO BE ISSUED UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF ANY STATE OR JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE COMPANY RECEIVES AN OPINION, IN REASONABLY ACCEPTABLE FORM AND SCOPE, OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT REGISTRATION, QUALIFICATION OR OTHER SUCH ACTIONS ARE NOT REQUIRED UNDER ANY SUCH LAWS. ANY SECURITIES ISSUED UPON THE CONVERSION HEREOF MAY BEAR A COMPARABLE LEGEND.

                               AIM AIRCRAFT, INC.

                           CONVERTIBLE PROMISSORY NOTE


$5,000,000                                                    September 30, 2001


      FOR VALUE RECEIVED, and in consideration for the full and prompt performance of the Holders' (as defined herein) obligations under the agreements listed in SCHEDULE A attached hereto (the "Lease Agreements"), and except as such performance may have been extinguished pursuant to the terms of the Lease Agreements or that certain Purchase Agreement (as defined below), AIM Aircraft, Inc., (the "COMPANY"), a Colorado corporation with its principal office at 7211 South Peoria Street, Suite 200, Englewood, Colorado 80112 promises to pay to the order of Air Response Medical Transport Corp., a Delaware corporation ("ARMT"), Global Air Rescue, Inc., a Delaware corporation and Air Response North, Inc., a Florida corporation (the "HOLDERS"), the principal sum of FIVE MILLION DOLLARS ($5,000,000.00), together with interest on the unpaid balance of principal hereof accruing from September 30, 2001, at the rate of 6% per year, simple interest. All interest due under this Note shall be calculated at a daily rate equal to 1/365th of such annual rate. All payments of principal and interest shall be made in lawful money of the United States of America at the following address: Air Response North, Inc., 7211 South Peoria, Suite 200, Englewood, Colorado, 80112, or such other address as the Holders shall indicate to the Company in writing. Each of the Holders agrees that ARMT shall act as the Representative for each of the Holders, with full authority to act hereunder on behalf of each of the Holders, thereby binding each of the Holders to such action.

      This Note is non-negotiable but may be transferred to CyberCare, Inc., a Florida corporation, located at 2500 Quantum Lakes Drive, Suite 1000, Boynton Beach, Florida, 33426 ("CC") and is issued by the Company in connection with the Purchase Agreement (the "PURCHASE AGREEMENT") dated effective September 30, 2001 among the Company, the Holders, CC and Global Air Charter, Inc., a Florida corporation. Capitalized terms not otherwise defined herein shall have the meaning given to them in the Purchase Agreement.

      1. MATURITY DATE. Unless converted into the Conversion Ownership Percentage pursuant to SECTION 4, fully prepaid pursuant to SECTION 2, or terminated pursuant to SECTION 5, the then unpaid principal and interest balance of this Note shall be due and payable on September 30, 2011 (the "MATURITY DATE").

      2. PREPAYMENT. The Company may prepay the entire amount due hereunder, or any portion thereof, without prepayment penalty or premium, at any time prior to the Conversion Date (as defined in SECTION 4(a)).

      3.    DEBT SERVICE PAYMENTS.

            (a) During the term of this Note, beginning no later than March 1st of each year and until the earlier of (i) the Maturity Date, or (ii) the date on which this Note is converted by the Holders into the Conversion Ownership Percentage (as defined herein) pursuant to the terms of SECTION 4 hereof, or
(iii) the date on which this Note is fully prepaid pursuant to SECTION 2 hereof, or (iv) the date on which this Note is terminated by the Company pursuant to the terms of SECTION 5 hereof, there shall be calculated by the Company a payment from the Company to the Holders of an amount initially equal to 19.9%, subject to adjustment from time to time in accordance with SECTIONS 4(b) and (c) (the "PAYMENT PERCENTAGE"), of the Company's "Net Distributable Profits" (as defined herein) for the prior calendar year, which payment shall become due and payable no later than April 15 in each year in which that particular year's Payment Percentage shall be calculated, unless extended by consent of the Holders, which consent shall not be unreasonably withheld. In no event shall the Payment Percentage made pursuant to this SECTION 3(a) FALL BELOW 1% OF THE COMPANY'S Net Distributable Profits.

            (b) The payments set forth in SECTION 3(a) shall be applied first to accrued interest as of the due date of such payment and then to the principal amount of this Note.

            (c) As used in SECTION 3(a), "NET DISTRIBUTABLE PROFITS" means total revenue MINUS:

      (i) expenses, depreciation, interest and taxes determined in accordance with generally accepted accounting principles;
      (ii) reasonable reserves and capital expenditures (including, but not limited to, equity payments required for the acquisition of new equipment or aircraft), and
      (iii) unless already deducted under sub-paragraph (i) above, Available Cash (as that term is defined in the Purchase Agreement) used to pay pre-closing payables.

      4.    CONVERSION.

            (a) The unpaid principal amount and accrued interest under this Note may be converted at any time prior to the Maturity Date (unless this Note is fully prepaid pursuant to SECTION 2 or terminated pursuant to SECTION 5) at the option of the Holders into a non-voting percentage ownership interest of the Company initially equal to 19.9%, subject to adjustment from time to time in accordance with (b) and (c) of this SECTION 4 (the "CONVERSION OWNERSHIP PERCENTAGE"); PROVIDED, HOWEVER, that the Holders must deliver written notice to the Company of the Holders' intention to convert not less than Thirty (30) days prior to the contemplated date of conversion (the date of conversion is referred to herein as the "CONVERSION DATE").

            (b) In the event that the Company issues any additional ownership interest from time to time in a manner that dilutes the ownership percentages of the Company's owners and Holders pursuant to this Note existing immediately prior to such issuance, each of the Payment Percentage and the Conversion Ownership Percentage shall be reduced according to the following formula:

                        W = X - (X x Y)

            where:

            W  =  The Payment Percentage and the Conversion Ownership
                  Percentage immediately after the adjustment under this Subsection (b).

            X  =  The Payment Percentage and the Conversion Ownership
                  Percentage immediately prior to the issuance of such additional ownership interest (as previously adjusted, if necessary, under this Subsection (b) and/or Subsection (c)).

            Y  =  The percentage by which each of the Company's owners is diluted by the issuance of such additional ownership interest.

            (c) In addition to the adjustment to the Payment Percentage and the Conversion Ownership Percentage which may occur pursuant to SECTION 4(b), in the event that the Note is reduced in any manner, the Payment Percentage and the Conversion Ownership Percentage shall be reduced according to the following formula:

                        W = X - (X  x Y/Z)

            where:

            W  =  The Payment Percentage and the Conversion Ownership
                  Percentage immediately after the adjustment under this Subsection (c).

            X  =  The Payment Percentage and the Conversion Ownership
                  Percentage immediately prior to such reduction of the amount due under this Note (as previously adjusted, if necessary, under Subsection (b) and/or this Subsection (c)).

            Y  =  The aggregate amount of reductions of the amount due under this Note since the date of the most recent adjustment to The Payment Percentage and the Conversion Ownership Percentage pursuant to the terms of this Section 4.

            Z  =  The aggregate amount due under this Note immediately prior to such reduction in the amount due under this Note.

            (d) By way of example only of the dilution provisions set forth in
(b) and (c) above, suppose: (i) the Company has two (2) ownership percentage owners immediately following the date hereof, each of whom owns 50%; (ii) the Company accepts a third owner or a new employee, and such third owner or new employee receives a 10% ownership percentage; and (iii) this is the first dilutive action following the date hereof. The formula set forth in (b) would be applied as follows:

            W =   19.9% - (19.9% x 10%)

            W =   19.9% - 2%

            W =   18%

            Suppose further that following the actions set forth above, the amount due under this Note is reduced due to partial prepayment, in accordance with the payments described in SECTION 3 or otherwise, from $5,000,000 to $4,000,000. The formula in Subsection (c) would be applied as follows:

            W =   18% - (18% x 1,000,000/5,000,000)

            W =   18% - 3.6%

            W =   14.4%

            (e) Before the Holders shall be entitled to receive the Conversion Ownership Percentage, (i) the Holders must surrender this Note at the executive offices of the Company, together with such instruments and agreements necessary to evidence, to the satisfaction of counsel for the Company, compliance with appropriate exemptions from registration or qualification under federal and state securities laws, and (ii) the Holders must execute all documents necessary to join the Company's Stockholders Agreement as a Stockholder (as defined in the Stockholders Agreement). Upon the issuance of such Conversion Ownership Percentage, this Note, and all collateralization and collateralization obligations shall be cancelled.

            (f) Notwithstanding anything contained herein to the contrary, if at any time during the one year period following the Holders's conversion under
SECTION 4 hereof, any of the events set forth below in SECTION 5(i) and (ii) occurs, then, within 90 days following the occurrence of such event, the Company shall have the right to purchase from the Holders, their successors or assigns, the equity interest of the Holders, their successors or assigns, in the Company, for a purchase price of $100.00.

      5.    TERMINATION OF OBLIGATIONS OF THE COMPANY.

      The right of the Holders to receive principal and accrued interest under the terms of this Note, and to convert this Note into the Conversion Ownership Percentage under the provisions of SECTION 4 hereof, shall terminate, and the Company shall not be obligated under the terms of this Note to make further payments of outstanding principal and accrued interest to the Holders, including the payments described in SECTION 3 hereof, upon the earlier of (i) a Material Uncured

Breach as that term is generally described in Section 2.4(c) of the Purchase Agreement and defined below by any of CC or any of the Holders; (ii) the insolvency of, general assignment for the benefit of creditors by, initiation of any proceedings under any state or federal bankruptcy, insolvency, moratorium or reorganization law or regulation by or against, the appointment of a receiver for all or any portion of the property of, the issuance of any writ or order of attachment or garnishment against the property of, or the entry of judgment (unless stayed within sixty (60) days from the entry thereof) against any of CC or any of the Holders, or (iii) the failure by CC or Global Air Rescue, Inc. ("GAR"), as applicable, to make timely payments pursuant to the terms of the Promissory Note entered into between GAR and Textron dated June 22, 2000, or the Term Loan Agreement entered into between GAR and Bombardier Capital, Inc., dated June 25, 2001. Upon any such termination, this Note, and all collateralization and collateralization obligations for such Note, shall be cancelled.

      A Material Uncured Breach shall be deemed to exist when the Company has provided the Holders with written Notice of a material breach and Holders does not cure such breach (or cause such breach to be cured) within five days after the receipt of such Notice; provided, however, that if the Holders informs the Company, in writing within five days after the receipt of such Notice, that it does not agree that there has been a material breach, then the issue of whether there has been a material breach shall be submitted to arbitration pursuant to
Section 10.4 of the Purchase Agreement, and the Holders shall have until five days after an adverse decision of the arbitrators has been rendered within which to cure (or cause to be cured) such material default; and further provided that any failure by CC or any of the Holders to pay the Air Response Accounts Payable or the GAC Accounts Payable shall constitute a Material Uncured Breach.

      6. EVENT OF DEFAULT. An Event of Default shall be deemed to exist when the Holders have provided the Company with written Notice of a failure to pay debt service when due or a failure to pay the outstanding principal and interest when due and Company does not cure such breach (or cause such breach to be cured) within five days after the receipt of such Notice; provided, however, that if the Company informs the Holders, in writing within five days after the receipt of such Notice, that it does not agree that there has been an Event of Default, then the issue of whether there has been an Event of Default shall be submitted to arbitration pursuant to Section 10.4 of the Purchase Agreement, and the Company shall have until five days after an adverse decision of the arbitrators has been rendered within which to cure (or cause to be cured) such Event of Default.

      7. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without regard to its rules of conflict of laws. The Company and the Holders hereby absolutely and irrevocably consent and submit to the exclusive jurisdiction of the courts of the State of Colorado and of any federal court located in the States of Colorado in connection with any actions or proceedings brought against the Company or the Holders arising out of or relating to this Agreement. In any such action or proceeding, the Company and the Holders hereby absolutely and irrevocably waive personal service of any summons, complaint, declaration or other process and hereby absolutely and irrevocably agree that service thereof may be made by certified or registered first class mail directed to the Company or the Holders, as the case may be, at their respective addresses. Notwithstanding the foregoing, any disputes between the Parties hereto concerning a Material Uncured Breach as defined in Section 2.4(c) of the Purchase Agreement or an Event of Default as defined in SECTION 6 herein shall be submitted to arbitration in a manner consistent with the terms of Section 10.4 of the Purchase Agreement, but on an accelerated basis.

      8. SECURITY. The payment of this Note is secured by a Security Agreement of even date herewith, executed by the Company in favor of the Holders, on the Collateral described therein.

      IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date and year first above written.


                                    AIM AIRCRAFT, INC.

                                          By: /s/ Dennis Rommel
                                             -----------------------------
                                          Name: Dennis Rommel
                                               ---------------------------
                                          Title: President
                                                --------------------------

                                    AIR RESPONSE MEDICAL TRANSPORT CORP.

                                          By: /s/ Arthur Kobrin
                                             -----------------------------
                                          Name: Arthur Kobrin
                                               ---------------------------
                                          Title: President
                                                --------------------------

                                    GLOBAL AIR RESCUE, INC.

                                          By: /s/ Arthur Kobrin
                                             -----------------------------
                                          Name: Arthur Kobrin
                                               ---------------------------
                                          Title: President
                                                --------------------------

                                    AIR RESPONSE NORTH, INC.

                                          By: /s/ Arthur Kobrin
                                             -----------------------------
                                          Name: Arthur Kobrin
                                               ---------------------------
                                          Title: President
                                                --------------------------